Exhibit 99.1

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Garo Toomajanian

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Salary.com, Inc. Adopts Shareholder Rights Plan

WALTHAM, Massachusetts – November 14, 2008 – Salary.com, Inc. (NASDAQ: SLRY), a leading provider of on-demand compensation and talent management solutions, announced today that its Board of Directors has adopted a Shareholder Rights Plan. Kent Plunkett, Salary.com, Inc.’s founder and chief executive officer, stated, “The Board believes that a Shareholders Rights Plan enhances its ability to protect shareholder interests and ensures that shareholders receive fair treatment in the event of any coercive takeover attempt. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action. The Board believes it is protecting the interests of all of its shareholders.”

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Salary.com’s common stock to shareholders of record as of the close of business on November 15, 2008. Initially, these rights will not be exercisable and will trade with the shares of Salary.com’s common stock. Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 20% or more of the common stock of Salary.com or if a person commences a tender offer that could result in that person owning 20% or more of the common stock of Salary.com. If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Salary.com’s common stock having a value of twice the exercise price of the right. If Salary.com is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.

About Salary.com, Inc.

Salary.com is a leading provider of on-demand compensation and talent management solutions helping businesses and individuals manage pay and performance. Salary.com’s highly configurable software applications, proprietary data and consulting services help HR and compensation professionals automate, streamline and optimize critical talent management processes including: market pricing, compensation planning, performance management, competency management, learning and development, and succession planning. Built with compensation and competency data at the core, Salary.com solutions provide businesses of all sizes with the most productive and cost-effective way to manage and inspire their most important asset — their people. For more information, visit www.salary.com.